EXHIBIT 99.3

FOR IMMEDIATE RELEASE

BENCHMARK ANNOUNCES PLANNED CEO RETIREMENT

TEMPE, AZ, February 7, 2019– Benchmark Electronics, Inc. (NYSE: BHE) today announced that Paul J. Tufano, President and Chief Executive Officer, will retire after transitioning his responsibilities to a successor to be identified by the Board of Directors. He will also resign from the Board once his successor assumes the role of CEO.  The Board of Directors has engaged a leading national executive search firm and is well underway to identify Mr. Tufano’s successor. Mr. Tufano will remain with the company as an advisor through December 31, 2019.

“On behalf of the Board of Directors, I would like to thank Paul for his contributions to Benchmark,” said David Scheible, Chairman of the Board of Directors. “Paul has been an invaluable part of Benchmark during his tenure as a Board Member and later stepping into the CEO role.  Paul’s vision and drive have strengthened the foundations of Benchmark, and he leaves the company more resilient and well-positioned to achieve our strategy and long-term business targets.”

“It has been my privilege to lead Benchmark over the past few years,” said Tufano.  “I am pleased with the progress we have made in the development of our go-to-market organization, the expansion of our engineering and solutions capabilities, and the unification and growth of our global network.  Our leadership team is motivated and supported by a talented organization of professionals committed to solving the most complex problems for our customers.  With these fundamentals in place, the timing is right to act on my planned retirement and transition to a new CEO who will continue guiding the organization towards the full achievement of our strategy.  Benchmark has considerable opportunities in front of it and I look forward to working with my successor on a smooth transition.”

About Benchmark Electronics, Inc.

Benchmark is a worldwide provider of innovative product design, engineering services, technology solutions and advanced manufacturing services.  From initial product concept to volume production, including direct order fulfillment and aftermarket services, Benchmark has been providing integrated services and solutions to original equipment manufacturers since 1979.  Today, Benchmark proudly serves the following industries: aerospace and defense, medical technologies, complex industrials, test and instrumentation, next-generation telecommunications and high-end computing.  Benchmark’s global operations network includes facilities in eight countries and common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com